                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                              HARSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

NOTICE OF
1998 MEETING
AND PROXY
STATEMENT

LOGO

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

March 23, 1998

To Our Stockholders:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of your Company, which will be held on Wednesday, April 29, 1998, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We look forward to greeting as many of our stockholders as possible.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy promptly will be appreciated.

Sincerely,

LOGO
D. C. Hathaway
Chairman and Chief
Executive Officer

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Wednesday, April 29, 1998, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

   1. Election of four Directors to serve until the 2001 Annual Meeting of Stockholders, and until their successors are elected and qualified;

   2. Considering and voting upon the approval of a proposed amendment to the 1995 Executive Incentive Compensation Plan and reapproval of related Plan terms;

   3. Considering the approval of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998; and

   4. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 6, 1998, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The polls will open at 9:30 a.m. on the date of the Annual Meeting and will close at approximately 10:15 a.m. Proxies will be accepted continuously from the time of mailing until the closing of the polls.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

LOGO
Paul C. Coppock
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary
March 23, 1998

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 29, 1998, or at any adjournment or adjournments of such Annual Meeting.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 6, 1998. On the record date, there were issued and outstanding 46,747,743 shares of the Company's common stock, $1.25 par value (the "common stock"). This figure does not include 19,134,504 shares reacquired and held by the Company as treasury stock which will not be voted. All such shares are one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the shares cast at the Annual Meeting will be required to act on the election of directors. Assuming that a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote present in person or by proxy, will be required with respect to a proposed amendment to the 1995 Executive Incentive Compensation Plan, the appointment of Coopers & Lybrand L.L.P. as independent accountants for the current fiscal year and on all other matters to come before the Annual Meeting.

     In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters ("broker non-votes"). In conformity with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of such matter. With respect to the proposed amendment to the 1995 Executive Incentive Compensation Plan and with respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

     The shares of common stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of common stock will be voted FOR the election of nominees for Directors, FOR the adoption of a proposed amendment to the 1995 Executive Incentive Compensation Plan and reapproval of related Plan terms and FOR the adoption of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the current fiscal year. The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

     The principal executive offices of the Company are located at 350 Poplar Church Road, Wormleysburg, Pennsylvania (mailing address: P.O. Box 8888, Camp Hill, Pennsylvania 17001-8888). This Proxy

Statement and accompanying Notice of Meeting and form of Proxy are first being mailed to stockholders on or about March 23, 1998.

ELECTION OF DIRECTORS

     The Company currently has ten Directors, of whom four have a term of office which will expire at the 1998 Annual Meeting. The Company's By-laws authorize the Board of Directors to fix the number of Directors from time to time, provided that such number will not be less than five nor more than twelve. In accordance with the By-laws, the Board of Directors has fixed the number of Directors at ten.

     At the 1986 Annual Meeting of Stockholders, a classified Board was adopted and elected by the Company's stockholders. Under this system, the Board of Directors is divided into three classes. One class is elected each year for a three-year term. The class whose term will expire at the 1998 Annual Meeting of Stockholders consists of four Directors. The stockholders are asked to vote FOR Messrs. Campanaro, Kirk, Marley and Scheiner, all of whom have been duly nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve a term of office until the 2001 Annual Meeting of Stockholders and their respective successors have been elected and qualified. However, should any nominee become unavailable or prove unable to serve for any reason, Proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. No circumstance is presently known which would render any nominee named herein unavailable to serve.

     Each person named as a nominee for Director has advised the Company of his willingness to serve if elected. The information set forth below states the name of each nominee for Director and of each Director continuing in office, his or her age, a description of present and previous positions, the year in which he or she first became a Director of the Company, business experience, other directorships held and the Committees of the Board on which the individual serves.

     The Board of Directors met eight times during the fiscal year ended December 31, 1997. Each of the Directors of the Board attended at least 75% of the meetings of the Board and all Committees on which the Director served, except J.E. Marley who attended 73% of such meetings.

NOMINATING COMMITTEE

     The Nominating Committee recommends periodically to the Board prospective Director candidates in light of resignations, retirements, or other changes in the composition of the Board; proposes to the Board by January of each year a slate of Directors for submission to the stockholders at the Annual Meeting; and represents the Board in discussions with prospective Director candidates. At the present time, the Nominating Committee will accept nominations only from Directors and officers of the Company. The Nominating Committee met three times in 1997.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The Management Development and Compensation Committee administers the Company's executive compensation policies and programs, advises the Board concerning election of officers and executive salaries, and reviews and consults with appropriate members of management with respect to organizational matters. Areas of responsibility include, but are not necessarily limited to, planning for management succession at the corporate and division level, particularly in senior executive ranks, recommending to the Board the annual base salary of corporate officers and division presidents, authorizing awards under the Company's 1995 Executive Incentive Compensation Plan and advising the Board regarding the institution or amendment of any incentive or contingent compensation plan applicable to officers of the Company. The Management Development and Compensation Committee met seven times in 1997. For additional information regarding the policies and mission of the Compensation Committee see the "Board Compensation Committee Report on Executive Compensation" which appears beginning on page 9 of this Proxy Statement.

AUDIT COMMITTEE

     The Audit Committee meets with members of management, the independent accountants and internal auditors and reviews and approves the scope of audit and non-audit services, reviews the results of the annual audit and any accounting or disclosure questions encountered in the course of the annual audit and reviews the adequacy of internal controls and other financial issues. The Audit Committee met four times in 1997.

DIRECTORS' COMPENSATION

     Non-employee Directors ("Outside Directors") of the Company currently receive compensation of $25,500 per year plus $1,000 for participation at each meeting of the Board and $900 for each committee meeting. Outside Directors who are chairmen of Board committees receive additional compensation of $3,000 per year. Certain Outside Directors also receive compensation for special assignments in their capacity as Director at the rate of $900 per day.

     Outside Directors are eligible to receive grants of nonqualified stock options. Individuals who are Outside Directors on the first business day of May of each year will automatically be granted on that date a nonqualified stock option to purchase 2,000 shares of the Company's common stock at a price equal to the market value on the date of grant. The Compensation Committee has no discretion as to the eligibility, exercise price or size of awards to Outside Directors. On May 1, 1997, the Company granted stock options in the amount of 2,000 shares each to the Outside Directors. The options permit the holders to purchase shares at the price of $37.06 per share, exercisable in whole or in part commencing one year after the date of grant and expiring on April 30, 2007.

     The Company maintains a Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan") which allows each Outside Director to elect to defer receipt of all or any portion of the director compensation until a future date selected by the Director. The Director elects to hold the accumulated deferred compensation in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of the Company's common stock based upon the number of shares of common stock that compensation payable on a given date would have purchased at the market price of the stock on that date. Dividends that would be earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

     The Company had previously maintained a non-qualified pension plan for Directors ("Directors' Retirement Plan"). In August 1996, the Board terminated the Directors' Retirement Plan effective December 31, 1996 with respect to all current and future Directors. The benefit obligations which had accrued as of that termination date were paid out to the respective Directors in February 1997. At the election of each Director, the payment was in the form of cash, phantom shares under the Deferred Compensation Plan, a donation to a charitable contribution fund, or a combination of those alternatives.

The terms of the Directors' Retirement Plan provided that members of the Board who were not eligible for pension benefits resulting from employment with the Company would be eligible after completion of five (5) years of service as a Director to receive pension benefits upon retirement from the Board. A monthly pension benefit equal to 60% of the monthly director's retainer in effect at the time of retirement was to be paid to the Director for a period of months equal to the number of whole months of service as a Director of the Company up to a maximum of one hundred twenty (120) months. The monthly retainer does not include meeting fees, chairmanship increments and fees. Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

                      NOMINEES FOR TERMS EXPIRING IN 2001

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
[L.A. Campanaro photo]         49        President and Chief Operating Officer since        1998
    L. A. Campanaro                      January 1, 1998. Previously was Senior Vice
                                         President and Chief Financial Officer from
                                         April 1994, prior to which he served as Senior
                                         Vice President-Finance from December 1992. Mr.
                                         Campanaro joined Harsco in 1980 and served in a
                                         number of financial, operating and general
                                         management positions at three divisions during
                                         a 10 year period as an officer, before
                                         returning to the Corporate Office in 1992.

[R. L. Kirk photo]             69        Chairman of British Aerospace Holdings, Inc.;      1990
      R. L. Kirk                         former Chairman and Chief Executive Officer of
                                         CSX Transportation Inc. Mr. Kirk served as
                                         Chairman and Chief Executive Officer of
                                         Allied-Signal Aerospace Company from 1986 to
                                         1989. He was President and Chief Executive
                                         Officer of LTV Aerospace and Defense Company
                                         from 1977 until 1986. He is also a Director of
                                         First Aviation Services, Inc.
                                         Member of the Nominating Committee.

[J. E. Marley photo]           62        Chairman of AMP Incorporated. Mr. Marley joined    1993
     J. E. Marley                        AMP Incorporated in 1963 and was appointed
                                         Corporate Vice President, Operations in 1983.
                                         He became the company's President in 1986 and
                                         assumed the position of President and Chief
                                         Operating Officer in 1990. He is a Director of
                                         AMP Incorporated and of Armstrong World
                                         Industries, Inc.
                                         Member of the Management Development and Com-
                                         pensation Committee.

[J. I. Scheiner photo]         53        President and Chief Operating Officer of           1995
    J. I. Scheiner                       Benatec Associates, Inc. He was President of
                                         Stoner Associates, Inc. from 1988 to 1991 and
                                         Vice President of Huth Engineers from 1987 to
                                         1988. Served as Secretary of Revenue for the
                                         Commonwealth of Pennsylvania from 1983 to 1987,
                                         and from 1979 to 1983, served as Deputy
                                         Secretary for Administration, Pennsylvania
                                         Department of Transportation. He is a Direc-
                                         tor of Pennsylvania National Bank, a member of
                                         the Pennsylvania Chamber of Business and
                                         Industry Board and a Trustee of Harrisburg Area
                                         Community College.
                                         Member of the Audit Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
                               50        Since 1996, President and Chief Executive          1998
[C. F. Scanlan photo]                    Officer of The Health Alliance of Pennsylvania
     C. F. Scanlan                       and Executive Vice President and Chief
                                         Operating Officer since 1995. President and
                                         Chief Executive Officer of The Hospital and
                                         Healthsystem Association of Pennsylvania since
                                         1995. Executive Vice President of the
                                         Healthcare Association of New York State since
                                         1987.
                                         Member of the Management Development and Com-
                                         pensation Committee.

                               54        Mr. Sordoni is Chairman of Sordoni Construction    1988
[A. J. Sordoni, III                      Services, Inc. (construction management) and
photo]                                   has been employed by that company since 1967.
  A. J. Sordoni, III                     Mr. Sordoni is the former Chairman and Director
                                         of C-TEC Corporation (telecommunications) and
                                         Mercom, Inc. (cable television) and a past
                                         Director of Pennsylvania Gas and Water Co. and
                                         United Penn Bank.
                                         Member of the Audit Committee, the Management
                                         Development and Compensation Committee and the
                                         Nominating Committee.

                               54        President and Chief Executive Officer of the       1986
[R. C. Wilburn photo]                    Colonial Williamsburg Foundation. Former
     R. C. Wilburn                       President of Carnegie Institute and Carnegie
                                         Library (educational and cultural complex)
                                         located in Pittsburgh, Pennsylvania. From 1983
                                         to 1984, Mr. Wilburn served as the Secretary of
                                         Education for the Commonwealth of Pennsylvania.
                                         From 1979 to 1983, Mr. Wilburn served as the
                                         Secretary of Budget and Administration for the
                                         Commonwealth of Pennsylvania. He is a Director
                                         of Crestar Bank.
                                         Chairman of the Nominating Committee; member of
                                         the Audit Committee and Executive Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
[D. C. Hathaway photo]         53        Chairman and Chief Executive Officer. Was          1991
    D. C. Hathaway                       Chairman, President and Chief Executive Officer
                                         from April 1, 1994 to January 1, 1998.
                                         President and Chief Executive Officer from
                                         January 1, 1994 to April 1, 1994. Was President
                                         and Chief Operating Officer of the Company from
                                         May 1, 1991 to January 1, 1994. Served as
                                         Senior Vice President-Operations from 1986 to
                                         May 1991 and as Group Vice President from 1984
                                         to 1986. Prior to 1984, was Chairman and Chief
                                         Executive Officer of Dartmouth Investments
                                         Limited in the United Kingdom which was
                                         acquired by the Company in 1979.
                                         Chairman of the Executive Committee.

[R. F. Nation photo]           72        Former President of Penn Harris Company            1983
     R. F. Nation                        (hotel). Mr. Nation has been involved in a
                                         variety of activities in community, state and
                                         industrial areas.
                                         Chairman of the Management Development and
                                         Compensation Committee and member of the Execu-
                                         tive Committee.

[N. H. Prater photo]           69        Retired President and Chief Executive Officer      1990
     N. H. Prater                        of Mobay Corporation. Mr. Prater is a Director
                                         of Koppers Industries, Inc. and Calgon Carbon
                                         Corp. He serves as a trustee of the University
                                         of Pittsburgh, Robert Morris College and as a
                                         member of the International Advisory Board of
                                         Georgia Institute of Technology.
                                         Chairman of the Audit Committee; member of the
                                         Management Development and Compensation Com-
                                         mittee and member of the Executive Committee.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 1998, information with respect to the beneficial ownership of the Company's outstanding voting securities, stock options and other stock equivalents by (a) each Director (b) the Company's Chief Executive Officer and the Company's four most highly compensated other executive officers (the "Named Executives") and (c) all Directors and executive officers as a group. All of the Company's outstanding voting securities are common stock.

                                  NUMBER OF             NUMBER OF            NUMBER OF OTHER
            NAME                  SHARES(1)       EXERCISABLE OPTIONS(2)    STOCK EQUIVALENTS
            ----                  ---------       ----------------------    -----------------
L. A. Campanaro..............       34,721                47,815                  26,342(6)
P. C. Coppock................       49,032(3)             70,134                  15,964(6)
W. D. Etzweiler(4)...........       36,336                20,000                   1,762(6)
S. D. Fazzolari..............       11,254                24,000                  20,154(6)
D. C. Hathaway...............       82,625                80,000                  42,484(6)
R. L. Kirk...................        5,247                14,000                   3,380(7)
J. E. Marley.................          500                10,000                   3,765(7)
R. F. Nation.................       24,000                14,000                   3,833(7)
N. H. Prater.................        2,000                 6,000                   4,241(7)
C. F. Scanlan................          200                   -0-                     -0-
J. I. Scheiner...............        3,026                 6,000                     405(7)
A. J. Sordoni, III...........       54,500(5)             18,000                     -0-
R. C. Wilburn................          800                14,000                     -0-
All Directors and executive
  officers as a group.
  Excludes W.D. Etzweiler who
  is retired. (12 persons in
  total).....................      267,905               303,949                 120,568

------------
(1) Includes, for executive officers, restricted shares issued under the 1995 Executive Incentive Compensation Plan, which have voting power and are subject to forfeiture under certain circumstances. Also includes, in the case of Messrs. Campanaro, Coppock, Etzweiler, Fazzolari, Hathaway, and all Directors and executive officers as a group, 10,783 shares, 9,139 shares, 18,484 shares, 7,372 shares, 17,953 shares and 63,731 shares, respectively, pursuant to the Company's Savings Plan in respect of which such persons have shared voting power.

(2) Represents all stock options exercisable within 60 days of March 6, 1998 awarded under the 1986 Stock Option Plan, the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors' Stock Plan. Unexercised stock options have no voting power.

(3) Includes 18,480 shares owned by his wife as to which Mr. Coppock disclaims beneficial ownership.

(4) Mr. Etzweiler retired from the Company effective March 1, 1998.

(5) Includes 13,000 shares owned by his wife and children as to which Mr. Sordoni disclaims beneficial ownership.

(6) Includes stock options not exercisable within 60 days of March 6, 1998 and non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout.

(7) Certain Directors have elected to defer a portion of their Directors' fees in the form of credits for non-voting phantom shares under the terms of the Company's Deferred Compensation Plan for Non-Employee Directors. These amounts will ultimately be paid out in cash based upon the value of the shares at the time of payout.

     Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his name. As of March 6, 1998, the Directors and executive officers of the Company as a group beneficially owned less than 1% of the Company's outstanding common stock.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNER

     Based on information contained on a Schedule 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 1997, as of March 6, 1998, except as set forth below, no persons or group was known by the Board of Directors to own beneficially more than 5% of the outstanding voting securities of the Company.

                                              NAME                    AMOUNT
                                          AND ADDRESS             AND NATURE OF
             TITLE OF                    OF BENEFICIAL              BENEFICIAL          PERCENT
              CLASS                          OWNER                  OWNERSHIP           OF CLASS
             --------                    -------------            -------------         --------
Common Stock......................    FMR Corp.               5,038,800                  10.45
                                      82 Devonshire Street    Sole Voting Power for
                                      Boston, MA 02109        555,600 shares and
                                                              Sole Dispositive Power
                                                              for 5,038,800 shares

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Management Development and Compensation Committee ("Compensation Committee"), a Committee of the Board of Directors composed of the non-employee Directors listed below this Report. The Company considers all of the members of the Compensation Committee to be independent and none of these Directors have any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company's Executive Officers are approved by the full Board.

     Set forth below is a report prepared by the members of the Compensation Committee whose names appear below this report, addressing the Company's compensation policies for 1997 as they affected the Company's executive officers, including the Named Executives.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to:

     - Provide incentives for achievement of the Company's annual and long-term performance goals;

     - Reinforce the common interest of management and the stockholders in enhancing shareholder value;

     - Reward individual initiative and achievement;

     - Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

     - Attract and retain qualified executives who are critical to the Company's long-term success.

     At the 1995 Annual Meeting of Stockholders, the Board of Directors proposed, and the stockholders overwhelmingly approved the 1995 Executive Incentive Compensation Plan which the Board believes has provided an improved basis for achieving these goals. The current compensation program is applicable to all corporate and divisional officers of the Company and is composed primarily of:

     - Salary based upon grade levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievement;

     - Annual incentive compensation awarded under the 1995 Executive Incentive Compensation Plan paid 60% in cash and 40% in the form of restricted shares of Harsco common stock, based upon achievement of specific financial objectives (return on capital, earnings per share, cash flow provided by operations and sales growth) and strategic goals established for the relevant business unit;

     - Stock option grants under the 1995 Executive Incentive Compensation Plan made annually by the Compensation Committee on the basis of the Committee's evaluation of each unit's strategic planning and the contribution of the executive, at its discretion with exercise prices equal to the market price at the date of grant; and

     - Various retirement and other benefits commonly found in similar companies.

     The Compensation Committee believes that the Company benefits from a broad based executive compensation program that extends the program's incentives to approximately 54 division officers in addition to the five executive officers and four other corporate officers. However, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary, causing greater variability in the individual's total compensation from year to year. This is achieved under the Company's current 1995 Executive Incentive Compensation Plan by using the executive's numeric grade level and annual salary as multipliers along with the proportion of target achievement when computing annual incentive compensation awards.

     The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company's performance, the compensation program should place more emphasis on the value of the common stock. This objective is met by paying a portion of the annual incentive compensation in restricted shares of the Company's common stock, and granting stock options for the Company's common stock. Under the 1995 Harsco Executive Incentive Compensation Plan and the related Authorization, Terms and Conditions of the Annual Incentive Awards, 60% of a participant's annual incentive compensation award is paid in cash with the remaining 40% paid in the form of a grant of restricted shares of Harsco common stock. Each participant is given the opportunity to elect to receive the annual incentive compensation award all in cash, subject to a 25% reduction in the total award amount. The restricted shares are nontransferable by the officer for a period of three years from date of grant. Furthermore, the restricted stock is subject to forfeiture by the officer during the applicable restricted period in the event of the executive's termination for reasons other than:

     - normal retirement

     - death

     - full and permanent disability; or

     - involuntary termination other than termination for cause as defined in the Plan.

     The Committee has the authority to accelerate the expiration of the restriction and forfeiture provisions in its discretion. The Executive Incentive Compensation Plan provides that the Committee may from time to time make special incentive awards separate from the Plan, to corporate and division officers, including the executive officers, to provide additional performance incentives and rewards. As reported in the Summary Compensation Table, the Committee made such an award to the corporate officers, including the executive officers in February 1998 for achievement of the strategy to successfully exit the defense business.

     With respect to stock options, the quantity granted to an individual in any year is based upon the executive's grade level and the strategic planning performance of the executive and the executive's business unit. The Company has not reset the exercise price on any existing stock options in the past and, as a matter of sound compensation policy, does not foresee doing so in the future.

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, making significant revisions to the United States tax laws. This Act added a new provision in Section 162(m) of the Internal Revenue Code that beginning in 1994, limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. The Company has determined that given the rates of compensation currently in effect and the exemption under Internal Revenue Service regulations applicable to income derived from stock options granted under the Harsco 1986 Stock Option Plan or the 1995 Executive Incentive Compensation Plan, and the exemption applicable to the performance based incentive compensation bonuses under the 1995 Executive Incentive Compensation Plan, the Company should not be exposed to any nondeductibility of executive compensation expense under Section 162(m) in the 1998 tax year. In 1995, the Company obtained stockholder approval of the 1995 Executive Incentive Compensation Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from performance based awards under that Plan. The Company is now seeking renewal of that approval which, if adopted by the stockholders, will extend this exemption to the year 2003 from its current expiration date in 2000.

RELATIONSHIP OF PERFORMANCE TO COMPENSATION

     The Company currently ties executive pay to corporate performance primarily through the 1995 Executive Incentive Compensation Plan awards that are based upon achievement of objectives adopted by the Compensation Committee, and stock option grants which only provide realizable compensation through increases in the stock price.

  Incentive Compensation Plan

     The opportunity for compensation under the 1995 Executive Incentive Compensation Plan in effect for 1997 was dependent upon meeting the four financial objectives and the specific strategic objectives established by the Compensation Committee prior to the beginning of the plan year, for the appropriate business unit. Under the 1995 Executive Incentive Compensation Plan, 80% of the total possible award is based on achievement of financial objectives established by the Compensation Committee each year, and 20% is based on attainment of strategic goals. The financial goals for 1997 were based upon return on capital, earnings per share, cash flow provided by operations, and sales growth.

     No award will be made for achievement of only the minimum target, but awards will begin to be earned as performance in each of the designated objective categories rises above the minimum. Achieving target levels of performance in all objectives results in an award that is 67% of the award for achieving the maximum level of performance against all objectives, and the award will continue to rise correspondingly as the achieved results approach the maximum financial and strategic objective performance levels set by the Compensation Committee.

     The Compensation Committee establishes minimum, target and maximum financial objectives for the corporate office and each division for that year, which will constitute 80% of the annual bonus criteria. The corporate officer financial objectives for minimum, target and maximum achievement are established based upon a consolidation of the goals for the eight operating divisions. Thus, the incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their goals. The strategic goals which constitute the other 20% of the evaluation criteria under the current 1995 Executive Incentive Compensation Plan are established by the Compensation Committee and are assigned various weights. The strategic goals set for each business unit in 1997 involved achievement of various objectives important to the profitable growth of the particular Harsco operating division in such areas as safety, accounts receivable, new product introduction and information technology system upgrades. The corporate officer awards are then dependent on the degree of achievement based upon the average attainment of strategic goals by the eight operating divisions. As previously discussed, 60% of an executive participant's annual incentive compensation award is paid in cash with the remaining 40% paid in the form of restricted shares of Harsco common stock subject to the participant's opportunity to receive the award all in cash with a 25% reduction in the total award.

     The executive officers attained 45.7% of maximum achievement with respect to the combined strategic goals. The Company's record financial performance yielded an achievement factor of 89.8% for 1997 for the financial goals. The combined achievement on strategic and financial goals resulted in each of the executive officers earning 81% of the maximum annual incentive compensation for 1997.

  Stock Options

     As shown in the table that follows, the Compensation Committee granted stock options to the executive officers on January 27, 1997 under the 1995 Executive Incentive Compensation Plan with an exercise price of $34.28 per share, which was the market price on the date of grant. This Plan was approved by the stockholders in 1995 and is used to make grants to other corporate and division officers as well as the executive officers. The number of options granted to each executive is determined by grade level and the Committee's evaluation of the Strategic planning performance of the individual and the individual's unit. Thus, the Chairman and Chief Executive Officer, Mr. Hathaway, who has the highest grade level, received the largest award. The absolute maximum stock option award as provided in the 1995 Plan is 50,000 shares for any single participant in a calendar year. The Board of Directors has recommended that the stockholders approve at the 1998 Annual Meeting an amendment to the plan to raise this limitation to 150,000 shares.

     The guidelines for the maximum annual number of options granted for each grade level were established in 1995 based upon a recommendation from Towers Perrin, a compensation consulting firm, and that firm's survey of the long-term incentive compensation practices of 130 major United States companies. In determining the January 27, 1997 grants, the Committee considered the number of options previously granted to participants under the 1986 Stock Option Plan and the 1995 Plan, and the aggregate number that would be outstanding upon approval of the 1997 grants.

  Salaries

     The Compensation Committee made its regular annual review of salaries of all corporate and division officers, including the Named Executives, at its November 18, 1996 Committee meeting, and recommended salary increases which the Board then approved for implementation on January 1, 1997.

     Each year, the Compensation Committee establishes executive salary budgets for corporate and division officers based upon survey data provided by a number of major consulting firms. For 1997, the

Committee approved a budget for salary increases which was within the range of planned salary budgets indicated by the various surveys. The Committee then adjusts the salary of each officer based upon the available salary budget, the performance of each officer, comparison to other internal salaries and the Company's salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by a number of major consulting firms. Based on this information, the Committee, at its November 1996 meeting, approved a 5% increase in the salary range structure for grade levels covering division presidents and corporate officers. The last adjustment to the salary range structure was made in 1994. The various industry compensation surveys considered by the Committee are generally broad based surveys of companies selected by the consulting firms which are not limited to the companies within the Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the surveys.

     In 1996, compensation consultant Towers Perrin prepared an analysis of competitive compensation levels and total direct compensation (defined as base salary, annual incentives and long-term incentives in the form of cash and stock option awards) for the Company's key executive positions. The analysis was based on competitive data from Towers Perrin 1996 Executive Compensation Data Bank for general industry companies with annual revenues between $1 and $3 billion. The salary increases effective January 1, 1997 were based upon that analysis, compensation survey information prepared by three other major consulting firms and a review of the performance of each officer. The salary for the Chief Executive Officer was substantially below the median in the Towers Perrin analysis and below the median in each of the other compensation surveys. The Chief Executive Officer salary remains below the median in the Towers Perrin analysis and below the other survey medians even after the increase to $500,000 per annum which became effective January 1, 1997. The compensation for the other executive officers was also below the Towers Perrin medians for those positions.

     In preparation for future compensation adjustments, the Committee intends to periodically review similar detailed survey data. In general, the Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

  Other Compensation

     In February 1998, the Committee made special incentive compensation awards to the corporate officers as reported in the Summary Compensation Table, for achievement of the strategy to successfully exit the defense business.

     The Company has certain other broad based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, the Savings Plan and the term life insurance benefit equal to two times the individual's salary. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described elsewhere in this Proxy Statement, which supplements both the qualified pension plan and the Company's 401(k) Savings Plan.

THE CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION

     The incentive plan cash and restricted stock compensation, special incentive compensation, stock options, and salary awarded or paid to Mr. Hathaway with respect to 1997 are discussed above in this Report with respect to amounts, and the factors considered by the Compensation Committee. Of the total $1,156,100 in cash and restricted stock compensation paid to Mr. Hathaway for 1997 as reflected in the Summary Compensation Table, 56.75% was dependent upon achieving performance objectives under the 1995 Executive Incentive Compensation Plan. This is consistent with the Compensation

Committee's view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation opportunity at risk based upon Company performance. Those Company performance objectives are composed of financial and strategic objectives. The Compensation Committee believes that attainment of specific, measurable financial and strategic goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to the period to period vagaries of the common stock price. However, the Compensation Committee also believes that the Chief Executive Officer and other officers should share in the gains or losses of common stock value experienced by the stockholders in order to reinforce the alignment of their respective interests. Therefore, the Compensation Committee utilizes stock option grants and incentive compensation in the form of restricted shares of Harsco common stock as important components of compensation. The Compensation Committee believes that the combined effect of these compensation elements is to establish strong incentives to achieve results which will provide stockholders with the investment returns that they seek.

     In summary, the Committee believes that the total compensation program implemented in 1995 achieves the objective of providing meaningful and appropriate rewards, recognizing both current performance contributions and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS:

R. F. Nation, Chairman
J. E. Marley
N. H. Prater
A. J. Sordoni, III

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                               ------------------------------   ----------------------------------
                                                                         AWARDS            PAYOUTS
                                                                ------------------------   -------
                                                      OTHER     RESTRICTED    SECURITIES              ALL OTHER
       NAME AND                                      ANNUAL        STOCK      UNDERLYING    LTIP       COMPEN-
      PRINCIPAL                SALARY               COMPENSA-    AWARD(S)      OPTIONS     PAYOUTS     SATION
       POSITION         YEAR     ($)     BONUS($)    TION($)      ($)(1)        (#)(2)       ($)       ($)(3)
      ---------         ----   ------    --------   ---------   ----------    ----------   -------    ---------
D.C. Hathaway(5)......  1997   500,000   393,660         -0-      262,440       50,000         -0-     175,099
  Chairman              1996   400,000   336,312         -0-      224,208       30,000         -0-      22,731
  & Chief Executive     1995   400,000   357,696         -0-      238,464       30,000     154,980(4)   27,819
  Officer
L.A. Campanaro(5).....  1997   260,000   174,377         -0-      116,251       20,000         -0-      88,063
  President & Chief     1996   244,900   175,402         -0-      116,935       20,000         -0-      12,537
  Operating Officer     1995   227,100   172,996         -0-      115,330       20,000      79,916(4)   14,970

P.C. Coppock..........  1997   217,000   145,538         -0-       97,025       20,000         -0-      85,979
  Senior Vice           1996   208,000   148,974         -0-       99,316       20,000         -0-      10,811
  President, Chief      1995   200,000   152,352         -0-      101,568       20,000      67,896(4)   12,930
  Administrative
  Officer, General
  Counsel & Secretary
W.D. Etzweiler(5).....  1997   315,000   211,264         -0-      140,843       20,000         -0-      89,712
  Senior Vice           1996   244,900   175,402         -0-      116,935       20,000         -0-      12,537
  President & Chief     1995   227,100   172,996         -0-      115,330       20,000      79,916(4)   14,970
  Operating Officer
S.D. Fazzolari(5).....  1997   130,000    64,444         -0-       42,962        8,000         -0-      35,850
  Senior Vice           1996   122,800    65,008         -0-       43,338        8,000         -0-       5,679
  President
  & Chief Financial     1995   118,100    66,495         -0-       44,330        8,000      29,952(4)    6,203
  Officer

---------------
(1) Represents 40% share of total annual incentive compensation award under the terms of the 1995 Executive Incentive Compensation Plan. (The other 60% share of the annual incentive compensation awards was paid in cash and appears in the column entitled "Bonus"). One-half of the stock granted for 1995 and 1996 has a one year restriction from the date of grant and the remaining one-half of the stock has a three year restriction from the date of the grant. All stock granted for 1997 has a three year restriction. During the period of restriction, the restricted shares can be voted and dividends will be reinvested. The dividend reinvestment shares will be restricted for the same period as the underlying shares. The restricted shares awarded for the 1995 plan year were issued in February 1996 and the restriction expired as to one-half of those shares in February 1997. The restricted shares awarded for the 1996 plan year were issued in February 1997 and restrictions as to one-half of those shares expired in February 1998. The aggregate holdings of restricted shares, and market value as of December 31, 1997, for the Named Executives is as follows: Mr. Hathaway -- 10,467 shares with a value of $452,387; Mr. Campanaro -- 5,315 shares with a value of $229,707; Mr. Coppock -- 4,572 shares with a value of $197,611; Mr. Etzweiler -- 2,697 shares with a value of $116,560; and Mr.
    Fazzolari -- 1,996 shares with a value of $86,250. The market value at December 31, 1997, was $43.2188 per share which represents the average of the high and low price on that date. Dividends on restricted holdings are paid at the normal common stock rate. Of the aggregate restricted shares issued in February 1997, restrictions lapsed on February 21, 1998 for the Named Executives as follows: Mr. Hathaway -- 3,357.93 shares; Mr. Campanaro -- 1,751.39 shares; Mr. Coppock -- 1,487.20 shares; Mr.
    Etzweiler -- 873.79 shares and Mr. Fazzolari -- 649.76 shares.

(2) Represents stock options granted in the respective years. The Company granted these options, relating to shares of its common stock, to employees, including executive officers, of the Company under its 1986 Stock Option Plan and 1995 Executive Incentive Compensation Plan (together, the "Plans"). The Company's Plans authorize the Compensation Committee to grant stock options as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact upon the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the date of grant. The exercise price per share of options granted under the Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant.

(3) For the respective years, represents Company Savings Plan contributions and certain Supplemental Retirement Benefit Plan contributions made on behalf of the Named Executives. The Company maintains the Harsco Corporation Savings Plan which includes the "Salary Reduction" feature afforded by Section 401(k) of the Internal Revenue Code. Eligible employees may authorize the Company to contribute from 1% to 16% of their pre-tax compensation to the Savings Plan. The Company makes matching contributions for the purchase of common stock of the Company for the account of each participating employee equal to 50% of the first 1% to 6% of such employee's "Salary Reduction" contribution. Under the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan, if the IRS-imposed limitations on
    Section 401(k) Savings Plan contributions are reached by a Named Executive for a given year, so that he is unable to make the maximum 6% of pre-tax compensation "Salary Reduction" contribution that would be subject to the Company's matching contributions under the Savings Plan, the Company will make contributions on behalf of such Named Executive to the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan in an amount equal to the amount of the matching contributions that it would have made under the Savings Plan if the Executive could have contributed the full 6% of his pre-tax compensation, less the amount of matching contributions that the Company actually made for his benefit under the Savings Plan. Such Company contributions to the Supplemental Retirement Benefit portion of the Supplemental Retirement Benefit Plan are credited in the form of phantom shares based upon the value of common stock on the date of the Company's contributions. Dividends that would have been paid on common stock are credited as additional phantom shares, and all phantom shares will ultimately be paid out in cash based upon the value of shares of common stock at the time of payment.

     For 1997, includes a special cash bonus award for successful achievement of the defense business exit strategy.

(4) Represents the payout of accrued long-term incentive compensation awards earned in prior years under the 1986 Incentive Compensation Plan as a result of termination of that Plan. Payments are for amounts accrued for the incomplete three year Plan period ending in 1995 (relating to performance in years 1993 and 1994) and the incomplete three-year Plan period ending in 1996 (relating to performance in 1994). Payments were approved by the stockholders at the 1995 Annual Meeting of Stockholders in connection with the adoption of the 1995 Executive Incentive Compensation Plan and were made in May 1995.

(5) Indicates titles effective as of January 1, 1998. At December 31, 1997, Mr. Hathaway's title was Chairman, President and Chief Executive Officer, Mr. Campanaro's title was Senior Vice President and Chief Financial Officer and Mr. Fazzolari's title was Vice President and Controller. Mr. Etzweiler retired from the Company effective March 1, 1998.

                                 STOCK OPTIONS

     The following table contains information concerning the number of stock options granted to each Named Executive under the Company's 1995 Executive Incentive Compensation Plan during the last fiscal year:

                             OPTION GRANTS IN 1997

                                                      INDIVIDUAL GRANTS
                                     ---------------------------------------------------
                                     NUMBER OF    % OF TOTAL
                                     SECURITIES    OPTIONS
                                     UNDERLYING   GRANTED TO     EXERCISE
                                      OPTIONS     EMPLOYEES      OR BASE
                                      GRANTED     IN FISCAL       PRICE       EXPIRATION   GRANT DATE PRESENT
               NAME                    (#)(1)        YEAR         ($/SH)         DATE         VALUE($)(2)
               ----                  ----------   ----------     --------     ----------   ------------------
D. C. Hathaway --                      50,000        17.6         34.28        1/26/07          326,000
  Chairman & Chief Executive
    Officer
L. A. Campanaro --                     20,000         7.0         34.28        1/26/07          130,400
  President & Chief Operating
    Officer
P. C. Coppock --                       20,000         7.0         34.28        1/26/07          130,400
  Senior Vice President, Chief
    Administrative Officer, General
    Counsel & Secretary
W. D. Etzweiler --                     20,000         7.0         34.28        1/26/07          130,400
  Senior Vice President & Chief
    Operating Officer
S. D. Fazzolari --                      8,000         2.8         34.28        1/26/07           52,160
  Senior Vice President & Chief
    Financial Officer

---------------

(1) The Company granted these options, for shares of its common stock, to employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's 1995 Executive Incentive Compensation Plan authorizes the Compensation Committee to grant stock options to purchase common stock, as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the grant. The exercise price per share of options granted under the 1995 Executive Incentive Compensation Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant. There were no stock appreciation rights granted in 1997.

(2) The fair value of the options granted during 1997 is estimated on the date of grant using the binomial option pricing model. This estimate has been developed for purposes of comparative disclosure and does not necessarily reflect the Company's view of the value of the option. The estimated value has been determined based upon the terms of the option grant, the common stock price performance history and the Company's experience that its options, on average, are exercised within four years of grant. Other assumptions are: 16% expected stock volatility, 6.46% risk free interest rate, a $0.80 dividend and a 5% rate of dividend increase.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 1997 and unexercised options at December 31, 1997:

                      AGGREGATED OPTION EXERCISES IN 1997
                         AND OPTION VALUES AT 12/31/97

                                      SHARES
                                     ACQUIRED                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        ON        VALUE      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                     EXERCISE   REALIZED           OPTIONS AT                    OPTIONS AT
               NAME                    (#)       ($)(1)          12/31/97 (#)(2)               12/31/97 ($)(3)
               ----                  --------   --------     ----------------------         --------------------
                                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                           -----------   -------------   -----------   -------------
D. C. Hathaway --
  Chairman & Chief Executive
  Officer..........................   60,748    1,050,666    30,000         50,000         412,464        446,940
L. A. Campanaro --
  President & Chief Operating
  Officer..........................   34,917      709,424    27,815         20,000         451,121        178,776
Paul C. Coppock --
  Senior Vice President, Chief
  Administrative Officer, General
  Counsel & Secretary..............   17,838      376,600    50,134         20,000         924,433        178,776
W. D. Etzweiler --
  Senior Vice President & Chief
  Operating Officer................   20,000      200,600       -0-         20,000             -0-        178,776
S. D. Fazzolari --
  Senior Vice President & Chief
  Financial Officer................    5,400       87,086    16,000          8,000         282,240         71,510

---------------

(1) Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(2) Options granted during a particular year are not exercisable for twelve months following the date of grant unless a change in control of the Company occurs.

(3) Represents the difference between the exercise price and the market price of common stock on December 31, 1997, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 1997 was $43.2188 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the Securities and Exchange Commission (the "SEC"), The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company's common stock against the cumulative total return of the Standard & Poor's MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 1992 in the Company's common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          AMONG HARSCO CORPORATION, S&P MIDCAP 400 INDEX AND DOW JONES
                        INDUSTRIAL-DIVERSIFIED INDEX(1)
                         FISCAL YEAR ENDING DECEMBER 31

                                                                                DOW JONES
        MEASUREMENT PERIOD               HARSCO          S&P MIDCAP 400        INDUSTRIAL-
      (FISCAL YEAR COVERED)            CORPORATION            INDEX            DIVERSIFIED
1992                                     100.000             100.000             100.000
1993                                     111.044             113.950             122.191
1994                                     115.541             109.870             112.073
1995                                     169.479             143.860             146.763
1996                                     204.628             171.490             189.891
1997                                     263.044             226.800             248.911

---------------

(1) Peer companies included in the Dow Jones Industrial-Diversified Index are:
     Aeroquip-Vickers Inc., Allied-Signal Inc., Cooper Industries Inc., Crane Company Inc., Danaher Corporation, Dexter Corporation, Dover Corporation, FMC Corporation, Illinois Tool Works, Inc., Ingersoll-Rand Company, National Service Industries, Inc., Parker Hannifin Corporation, PPG Industries Inc., Raychem Corporation, Stanley Works, Tenneco, Inc. and Tyco International Ltd.

RETIREMENT PLANS

     The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan ("Supplemental Plan"). All executive officers are covered by the Supplemental Plan. The Supplemental Plan replaces the 401(k) Company match lost due to government limitations on such contributions. The replacement is in the form of phantom shares as more fully described in footnote 3 on page 16. All executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan contains a provision providing for a preretirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a "change in control" of the Company as defined in the Supplemental Plan.

     Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the "Social Security Covered Compensation" as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the "Social Security Covered Compensation" multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive out of the last 120 months prior to date of retirement or termination of employment for any reason prior to normal retirement date.

     The following table shows estimated total annual pension benefits payable to the executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 1998.

                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                               --------------------------------------------------------------
REMUNERATION(1)                                  10         15         20         25         30         35*
---------------                                -------    -------    -------    -------    -------    -------
   100,000...................................   13,510     20,265     27,020     33,774     40,529     44,582
   200,000...................................   29,510     44,265     59,020     73,774     88,529     97,382
   300,000...................................   45,510     68,265     91,020    113,774    136,529    150,182
   400,000...................................   61,510     92,265    123,020    153,774    184,529    202,982
   500,000...................................   77,510    116,265    155,020    193,774    232,529    255,782
   600,000...................................   93,510    140,265    187,020    233,774    280,529    308,582
   700,000...................................  109,510    164,265    219,020    273,774    328,529    361,382
   800,000...................................  125,510    188,265    251,020    313,774    376,529    414,182
   900,000...................................  141,510    212,265    283,020    353,774    424,529    466,982
 1,000,000...................................  157,510    236,265    315,020    393,774    472,529    519,782

---------------

 *  The Supplemental Plan has a 33 year service maximum.

(1) Final average compensation for the Named Executives as of the end of the last calendar year is: Mr. Hathaway: $839,220; Mr. Campanaro: $459,510; Mr. Coppock:
    $384,755; Mr. Etzweiler: $488,753 and Mr. Fazzolari: $188,353. The estimated credited years of service for each Named Executive are as follows: Mr.
    Hathaway: 31.5 years; Mr. Campanaro: 17.5 years; Mr. Coppock: 16.5 years; Mr. Etzweiler: 31.5 years, and Mr. Fazzolari: 17.5 years.

     The Company does not provide retiree medical benefits to its executive officers.

EMPLOYMENT AGREEMENTS WITH OFFICERS OF THE COMPANY

     On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers, including Messrs. Hathaway and Coppock, and subsequently with Messrs. Campanaro, Etzweiler and Fazzolari (the "Agreements"). Pursuant to those authorizations, the Company entered into individual Agreements with the Named Executive Officers. The Agreements are designed as an inducement to retain the services of the officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the officer should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the officers.

     Under the Agreements, the Company and the officers agree that in the event of a change in control, such officer will remain in the Company's employ for a period of three years from the date of the change in control (or to such officer's normal retirement date, if earlier), subject to such officer's right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in the Agreement. If such officer's employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such officer will be paid a lump sum amount equal to such officer's average annual gross income reported on Form W-2 for the most recent five taxable years prior to the change in control, multiplied by the lesser of 2.99 or the number of whole and fractional years left to such executive officer's normal retirement date, plus interest. The payment may be subject to reduction to avoid adverse tax consequences.

     For purposes of the Agreements, a "change in control" would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company's issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the "Incumbent Board") including any person subsequently becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger or consolidation that results in the stockholders of the Company immediately prior to such reorganization, merger or consolidation owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

     If such provisions under the applicable Agreements had become operative on January 1, 1998, the Company would have been required to pay Messrs. Hathaway, Campanaro, Coppock, Etzweiler and Fazzolari the following termination payments based on compensation information available at December 31, 1997: $2,323,040, $1,277,934, $1,064,213, $1,361,310, and $525,032, respectively.

     On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

     W.D. Etzweiler retired from his position of Senior Vice President & Chief Operating Officer effective March 1, 1998. The Company entered into a Consulting Agreement with Mr. Etzweiler dated March 1, 1998. This Agreement provides that the Company pay a quarterly consulting fee of $10,000 to Mr. Etzweiler for one year beginning March 1, 1998 and ending February 28, 1999. The Company is also providing certain medical benefits to Mr. Etzweiler until he reaches age 65.

APPROVAL OF THE AMENDMENT TO THE 1995 EXECUTIVE INCENTIVE
COMPENSATION PLAN AND REAPPROVAL OF RELATED PLAN TERMS

REASONS FOR AMENDMENT AND STOCKHOLDER APPROVAL

     As discussed above in the "Board Compensation Committee Report on Executive Compensation," the Company's 1995 Executive Incentive Compensation Plan, as amended (the "1995 Plan"), is an important means by which the Company ties the major part of executive officers' compensation to the performance of the Company. Performance-based compensation under the 1995 Plan for executive officers currently includes annual incentive awards, which when earned are paid out in a combination of cash and restricted stock, and options and other long-term awards based on the Company's common stock. Over the past three years, such awards under the 1995 Plan have provided strong motivation to executives to achieve performance objectives set by the Compensation Committee, and have placed strong emphasis on the building of value for all stockholders.

     The Board of Directors has concluded that, to ensure that the 1995 Plan will fulfill its purposes in the future, an amendment to the Plan adopted by the Board should be approved by stockholders, and certain related terms of the Plan should be reapproved by stockholders. The amendment and such stockholder approval are intended to enable the Company to qualify certain compensation under the 1995 Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code (the "Tax Code"), so that the Company will be entitled to a tax deduction without any limitation under Section 162(m).

     Section 162(m) of the Tax Code, which became effective in 1994, limits a public company's tax deductions for compensation to the chief executive officer and the four other most highly compensated executive officers in a given year (the "Named Executives"). Under Section 162(m), the Company can claim deductions for a maximum of $1 million of compensation to such a Named Executive, except that compensation that qualifies as "performance-based" remains fully deductible without regard to the $1 million limit. Under regulations adopted by the Internal Revenue Service, compensation can qualify as "performance-based" if it is payable only upon achievement of pre-established performance objectives under a plan as to which stockholders have approved the terms of eligibility, the business criteria that are used in setting performance objectives, and limitations on the amount of compensation that may be earned by each Named Executive, and other requirements are met. In response to the new law, the Company developed the 1995 Plan in late 1994, and the Plan was approved by stockholders in April 1995.

     The Board has now amended the 1995 Plan, subject to stockholder approval, to increase the "per-person" limitation on compensation. This limitation would be increased, in the case of annual incentive awards, from $800,000 to $2,000,000 paid out in any one year, and in the case of stock options and stock appreciation rights ("SARs"), from 50,000 to 150,000 granted in any one year (subject to adjustment for stock splits and other corporate events). The value of restricted stock granted in settlement of an annual incentive award is counted against the dollar limitation at the time of grant. The Board has concluded that the current provision limits the ability of the Compensation Committee to structure annual incentive awards under the 1995 Plan that link a greater portion of an executive's total compensation to annual performance. Although the limitations under the 1995 Plan do not preclude payments of other compensation outside of the 1995 Plan, the Board believes that the performance-based awards under the Plan have been effective in the past, and should continue to be effective in the future, in providing a direct and substantial incentive for executives to expend their maximum efforts for the success of the Company's business. In addition, the Board has been advised that the current level of per-person limitations is substantially more restrictive than the levels set in plans of issuers comparable to the Company. Overly restrictive limits could impair the effectiveness of the 1995 Plan in helping the Company attract and retain high quality executives who are essential to the Company's growth and success.

     The IRS regulations under Section 162(m) provide that stockholder approval is required of the general business criteria upon which performance objectives are based. In the case of annual incentive awards under the 1995 Plan, the Compensation Committee may set performance goals based upon annual return on capital, annual earnings per share, annual cash flow provided by operations, annual sales, and strategic business criteria such as specified sales, market penetration, geographic business expansion goals, cost targets, safety goals, goals relating to acquisitions or divestitures, research and development and product development. Since stockholder approval of general business criteria qualifies annual incentive awards for a period of approximately five years, stockholders are being requested to reapprove these terms of the 1995 Plan, which currently expire in 2000. If reapproved, the annual incentive awards will meet the stockholder approval requirements under Section 162(m) until 2003. Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under
Section 162(m), therefore, the performance goal relating to such awards is not subject to reapproval.

TEXT OF AMENDMENT

     The amendment to the 1995 Plan adopted by the Board and to be voted upon by stockholders revised Section 4(b) of the Plan as follows (added language underscored, deleted language overstruck):

          (b) Annual Individual Limitations. During any calendar year, no Participant may be granted Options and SARs under the Plan with respect to more than 50,000 150,000 shares of Stock. In addition, the maximum value of any Annual Incentive Award settled during any calendar year (including the value of any Restricted Stock granted in settlement thereof)shall not exceed $800,000 $2,000,000.

The full text of the 1995 Plan as currently in effect is included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which may be accessed through the SEC's "Edgar Archives" at the SEC's Internet web site, http://www.sec.org.

DESCRIPTION OF THE 1995 PLAN

     The following is a brief description of the material features of the 1995 Plan. Such description is qualified in its entirety by reference to the full text of the 1995 Plan.

     General. The flexible terms of the 1995 Plan provide for grants of options and SARs, a variety of other stock-related awards, and annual incentive awards that will be settled in part in cash and in part by the grant of restricted stock ("Awards"). The 1995 Plan is intended to provide flexible terms to permit the Compensation Committee (or other Board committee that may administer the 1995 Plan) (the "Committee") to enter into compensatory arrangements that promote the compensation goals and policies discussed above in the "Board Compensation Committee Report on Executive Compensation."

     Shares Subject to the 1995 Plan; Limitations and Adjustments. Under the 1995 Plan, a total of 4,000,000 shares of the Company's common stock ("Shares") were reserved for issuance to participants in connection with Awards, of which 982,414 shares are currently subject to outstanding Awards and 3,017,586 other shares remain available. THE AMENDMENT MAKES NO CHANGE IN THE NUMBER OF SHARES RESERVED OR AVAILABLE UNDER THE 1995 PLAN, and stockholders are not being asked to approve any increase in the number of shares reserved or available. Shares subject to a forfeited or expired Award or to an Award that is settled in cash or otherwise terminated without issuance of Shares to the participant again become available under these limitations, but Shares withheld by the Company to satisfy withholding tax obligations are treated as issued to the participant under the 1995 Plan. Shares issued under the 1995 Plan may be either newly issued Shares or treasury Shares. On March 6, 1998, the last reported sale price of Shares in New York Stock Exchange Composite Transactions was $43.875 per Share. The annual per-person limitations under the 1995 Plan are discussed above.

     The Committee is authorized to adjust the number and kind of Shares subject to the aggregate Share limitations and annual limitations under the 1995 Plan and subject to outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or Share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 1995 Plan. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to performance conditions relating to annual incentive awards must conform to the requirements of Code Section 162(m).

     Eligibility. Executive officers and other key employees of the Company and its subsidiaries, including any director or officer who is also an employee, are eligible to be granted Awards under the 1995 Plan. At present, approximately 65 persons would be considered to be eligible for Awards under the 1995 Plan.

     Administration. The 1995 Plan is administered by the Committee. Subject to the terms and conditions of the 1995 Plan, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of Shares to which Awards will relate, specify times at which Awards will be exercisable or settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1995 Plan, and make all other determinations which may be necessary or advisable for the administration of the 1995 Plan. Nothing in the Plan precludes the Committee from time to time authorizing payment of any other compensation, including bonuses based on performance, to corporate and division officers, including the executive officers. The 1995 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1995 Plan.

     Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options which can result in potentially favorable tax treatment to the participant ("ISOs") and nonqualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a Share on the date of exercise over the grant price of the SAR. The exercise price per Share subject to an option and the grant price of an SAR is determined by the Committee, but must not be less than the fair market value of a Share on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally is fixed by the Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Shares, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis, such as through "cashless exercises") having a fair market value equal to the exercise price, as the Company may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the 1995 Plan may include "limited SARs" exercisable for a stated period of time following a "change in control" of the Company, as discussed below.

     Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Shares which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of the specified restricted period. The restricted period generally is established by the Committee, but restricted stock must be forfeitable for at least three years, in the event of voluntary termination of employment by the participant or involuntary termination by the Company for cause, if the grant or lapse of restrictions is not conditioned upon achievement of a performance objective. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, including the right to vote the Shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive Shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with Share ownership (although dividend equivalents may be granted, as discussed below).

     Annual Incentive Awards. The Committee is authorized to grant annual incentive awards, in the form of cash and/or restricted stock, upon achievement of preestablished performance objectives during a specified one-year period. As stated above, annual incentive awards granted to Named Executives are intended to constitute "performance-based compensation" not subject to the limitation on deductibility under Code Section 162(m). The Committee generally must establish the performance objectives, amounts payable, other terms of settlement, and all other terms of such Awards not later than the first quarter of the Company's fiscal year.

     The performance objectives to be achieved as a condition of settlement of annual incentive awards will consist of (i) two or more business criteria, (ii) minimum, targeted and maximum levels of performance with respect to each such business criteria, and (iii) amounts payable upon achievement of such levels of performance and at other levels of performance between the specified minimum and maximum levels. In the case of participants expected to be Named Executives, the business criteria used must be two or more of those specified in the 1995 Plan, which are discussed above, although for other participants the Committee may specify other business criteria. Subject to the requirements of the 1995 Plan, the Committee will determine other annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance (subject to per-person limits), and the extent to which such Awards will be settled in cash and in restricted stock.

     If restricted stock is granted in settlement of an annual incentive award in respect of a given performance year, 50% of such restricted stock shall have a restricted period ending not earlier than the end of the year following such performance year and 50% of such restricted stock shall have a restricted period ending not earlier than the end of the third year following such performance year. In the event of the participant's voluntary termination of employment or involuntary termination by the Company for "cause" prior to the end of the restricted period, such restricted stock will be forfeited.

     Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards, or other property equal in value to dividends paid on a specific number of Shares. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles specified by the Committee.

     Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus free of restrictions or to grant Shares or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

     Other Terms of Awards. Awards may be settled in cash, Shares, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, Shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1995 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or previously acquired Shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1995 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except the Committee may permit transfers for estate planning purposes.

     Awards under the 1995 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in substitution for other Awards under the 1995 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

     Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral periods of any Award (subject to certain limitations relating to restricted stock, discussed above), and such accelerated exercisability, lapse, and expiration shall occur automatically in the case of a "change in control" of the Company (including cash settlements of SARs and "limited SARs" which may be exercisable only in the event of a change in control). Subject to certain exceptions, the 1995 Plan defines a "change in control" as (i) any person becoming a beneficial owner of securities representing 20% or more of the outstanding voting power of the company's voting securities, (ii) members of the Board serving at the beginning of any two-year period, together with members first elected in such period with the approval of two-thirds of the original members and new members previously so approved, ceasing to constitute at least a majority of the Board, or (iii) a transaction occurring which would be required to be reported as a "change in control" under specified Securities and Exchange Commission disclosure rules.

     Amendment and Termination of the 1995 Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1995 Plan or the Committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Shares are then listed or quoted. Thus, stockholder approval, for example, will be required for any material increase in the number of Shares available for award to executive officers under the 1995 Plan, but will not necessarily be required for amendments which might increase the cost of the 1995 Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 1995 Plan will terminate at such time as no Shares remain available for issuance under the 1995 Plan and the Company has no further rights or obligations with respect to outstanding Awards under the 1995 Plan.

     Effect of Stockholder Approval on Awards. All Awards granted to date have been granted under the 1995 Plan as currently in effect, and therefore such Awards will be unaffected by the action of stockholders relating to the 1995 Plan at the 1998 Annual Meeting of Stockholders. Annual incentive awards and stock options granted in the 1995-1997 period to the Named Executives as of December 31, 1997, are shown above in the Summary Compensation Table, and other information relating to such Awards is set forth in the "Board Compensation Committee Report on Executive Compensation" and under the caption "STOCK OPTIONS" above. The only annual incentive award for the 1998 performance year that might be directly affected by the vote of stockholders is the annual incentive award for Mr. Hathaway (which would be paid in 1999). If stockholders decline to approve the amendment to the 1995 Plan, then that such Award will be subject to the current limitation of $800,000.

     The following table sets forth the maximum dollar value of annual incentive awards authorized under the 1995 Plan in respect of the 1998 performance year that may be awarded to the persons who were Named Executives and specified groups of executive officers and employees under the current terms of the Plan and the proposed revised terms. The Committee has established various performance objectives for 1998 for determination of such annual incentive awards. The terms of the annual incentive award authorization for 1998 is similar to that for 1997, as discussed above in the "Board Compensation Committee Report on Executive Compensation":

                             REVISED PLAN BENEFITS

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                                                                     PROPOSED
                                                           CURRENT PLAN:            AMENDMENT:
                                                        MAXIMUM DOLLAR VALUE   MAXIMUM DOLLAR VALUE
                                                        OF ANNUAL INCENTIVE    OF ANNUAL INCENTIVE
NAME AND POSITION                                         AWARDS FOR 1998*       AWARDS FOR 1998*
-----------------                                       --------------------   --------------------
D.C. Hathaway, Chairman and Chief Executive Officer...       $  800,000             $  870,000
L.A. Campanaro, President and Chief Operating
  Officer.............................................          487,500                487,500
P.C. Coppock, Senior Vice President, Chief
  Administrative Officer, General Counsel and
  Secretary...........................................          305,394                305,394
W.D. Etzweiler, Senior Vice President and Chief
  Operating Officer...................................        -0-                    -0-
S.D. Fazzolari, Senior Vice President and Chief
  Financial Officer...................................          248,400                248,400
All Executive Officers as a Group (5 in number).......        1,841,294              1,911,294
All Other Employees (including current officers who
  are not executive officers).........................          585,378                585,378

---------------

* Represents dollar value of payout in the event of achievement of performance objectives required for maximum payout. Achievement of targeted performance levels will result in payout of 67% of maximum dollar value, and performance that fails to meet minimum performance levels will result in no payout.

     In the event that stockholders do not approve the proposal relating to the 1995 Plan, annual incentive awards to Named Executives under the 1995 Plan will not be granted from and after 2000 to the extent necessary so that the vote of stockholders at the 1998 Annual Meeting meets the requirements of Treasury Regulation 1.162-27(e)(4).

     Federal Income Tax Implications of the 1995 Plan. The following is a brief description of the Federal income tax consequences generally arising with respect to Awards under the 1995 Plan.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable Shares acquired on the date of exercise, and upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable Shares received.

     Upon a disposition of Shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the Shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of Shares acquired upon the exercise of an option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such Shares (generally, the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the Shares for the applicable ISO holding periods prior to disposition of the Shares.

     With respect to Awards granted under the 1995 Plan that may be settled either in cash or in Shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of Shares or other property received. Except as discussed below, the Company generally will be entitled to a deduction for the same amount. With respect to Awards involving Shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Except as discussed below, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of Shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such Shares or other property he would not be entitled to any tax deduction, including as a capital loss, for the value of the Shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the Shares of other property.

     The foregoing discussion, which is general in nature, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 1995 Plan. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 1995 Plan (such as payment of the exercise price of an option by surrender of previously acquired Shares). This discussion does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws. Accordingly, participants are urged to consult a tax advisor as to their individual circumstances.

     Section 162(m) of the Tax Code generally disallows the Company's tax deduction for compensation to Named Executives in excess of $1,000,000 each in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from this deductibility cap, and therefore remains fully deductible regardless of amount. As discussed above, the Company intends that options and SARs granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying Shares at the date of grant, annual incentive awards to employees the Committee expects to be Named Executives at the time compensation is received under such Awards and restricted stock granted as a payout for such annual incentive awards qualify as such "performance-based compensation." A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1995 Plan will be fully deductible under all circumstances. In addition, other Awards under the 1995 Plan, such as restricted stock not awarded in settlement of an annual incentive award and deferred stock and certain bonus stock, generally will not so qualify, so that compensation paid to Named Officer in connection with such Awards could be subject to Section 162(m)'s $1 million deductibility cap.

     Vote Required. Adoption of the proposal to approve the amendment to the 1995 Plan and reapprove related 1995 Plan terms requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on the subject matter at the Annual Meeting.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has designated Coopers & Lybrand L.L.P., as independent accountants to audit the financial statements for the fiscal year ending December 31, 1998, subject to stockholder approval. This firm has audited the financial statements of the Company and its predecessors since 1929. Although neither the Restated Certificate of Incorporation and By-laws nor the General Corporation Law of the State of Delaware, the State of incorporation, requires the election or approval of the selection of independent accountants, the Board of Directors desires that the selection of independent accountants be approved by the stockholders. Such designation of Coopers & Lybrand L.L.P. will be submitted to the Annual Meeting for confirmation or rejection, and, in the absence of contrary direction, it is intended that Proxies in the accompanying form will be voted in favor of confirmation. A representative of Coopers & Lybrand L.L.P. will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

     If this proposal is not approved by a majority of the shares entitled to vote at the Annual Meeting present in person or by proxy, the appointment of the independent accountants will be reevaluated by the Board of Directors. However, due to the difficulty and expense of making any substitution of accountants long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending December 31, 1998, will be permitted to stand unless the Board finds other good reasons for making a change. The Board will then make an independent business judgment as to whether to seek new independent accountants for the fiscal year ending 1999.

     The Audit Committee of the Company's Board of Directors, at its meeting held on August 26, 1997, reviewed and approved the fee estimate for the annual audit of the Company's fiscal 1997 financial statements and, taking into consideration the possible effect of non-audit services on the accountants' independence, also approved the type of non-audit services to be rendered in such year.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

     The cost of this solicitation of Proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit Proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send Proxies and Proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $9,000 plus reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT
1999 ANNUAL MEETING OF STOCKHOLDERS

     If a stockholder of the Company wishes to submit a proposal for consideration at the 1999 Annual Meeting of Stockholders, such proposal must be received at the executive offices of the Company no later than November 23, 1998, to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to the 1999 Annual Meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company's Proxy Statement and form of Proxy, a stockholder can submit a proposal for consideration at the 1999 Annual Meeting in accordance with the Company's By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the Meeting. In the event that the Company gives less than 70 days notice of the Meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the Meeting date. In order to nominate a candidate for election as a Director at the 1999 Annual Meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 30, 1999.

HARSCO CORPORATION

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President,
Chief Administrative Officer,
General Counsel and Secretary
March 23, 1998

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE         Please mark
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER,         your votes      X
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR          as indicated
PROPOSALS 1, 2 AND 3. MANAGEMENT RECOMMENDS A VOTE FOR         in the example
PROPOSALS 1, 2 AND 3.


ELECTION OF DIRECTORS
FOR all nominees        WITHHOLD                        NOMINEES: L.A. Campanaro, R.L. Kirk,     3. Appointment of Coopers & Lybrand
listed to the right     AUTHORITY                       J.E. Marley and J.I. Scheiner               L.L.P. as the independent
(except as marked to    to vote for all nominees        (INSTRUCTION: To withhold authority         accountants of the Company.
the contrary)           listed to the right             to vote for any individual nominee,
                                                        write that nominee's name in the                FOR  AGAINST ABSTAIN
                                                        space provided below.)

                                                        ------------------------------------

Approval of a proposed amendment to the 1995 Executive Incentive                                Please sign exactly as name appears
Compensation Plan and reapproval of related Plan terms.                                         to the left. When shares are held
                                                                                                by joint tenants, both should sign.
                 FOR   AGAINST   ABSTAIN                                                        When signing as attorney, executor,
                                                                                                administrator, trustee or guardian,
                                                                                                please give full title as such. If
                                                                                                a corporation, please sign in full
                                                                                                corporate name by President or other
                                                                                                authorized officer. If a partner-
                                                                                                ship, please sign in partnership
                                                                                                name  by authorized person.


                                                                                                Dated:_____________________, 1998


                                                                                                __________________________________
                                                                                                            (Signature)

                                                                                                __________________________________
                                                                                                    (Signature if held jointly)

                                                                                                PLEASE MARK, SIGN, DATE AND RETAIN
                                                                                                THIS PROXY CARD PROMPTLY USING THE
                                                                                                ENCLOSED ENVELOPE.

-----------------------------------------------------------------------------------------------------------------------------------

                            * FOLD AND DETACH HERE *



                               ANNUAL MEETING OF
                        HARSCO CORPORATION STOCKHOLDERS

                            Wednesday April 29, 1998
                                   10:00 a.m.
                            The Radisson Penn Harris
                          Hotel and Convention Center
                        Routes 11 and 15 at Erford Road
                            Camp Hill, Pennsylvania

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               HARSCO CORPORATION


        The undersigned hereby appoints R.F. Nation, A.J. Sordoni, III and R.C. Wilburn proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side and otherwise in their discretion, all the shares of stock of Harsco Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 29, 1998 or any adjournment thereof.


       (Continued, and to be marked, dated and signed on the other side)


                              FOLD AND DETACH HERE


     [HARSCO LOGO]                      Annual
                                        Meeting of
                                        Stockholders

                                        April 29, 1998 10:00 a.m.

                                        The Radisson Penn Harris
                                        Hotel and Convention Center
                                        Routes 11 and 15 at Erford Road
                                        Camp Hill, Pennsylvania